Exhibit 99.1
Zoom Adds Board Member H.R. McMaster and Head of Global Public Policy and Government Relations Jonathan Kallmer to Leadership Team

SAN JOSE, Calif., May 6, 2020 (GLOBE NEWSWIRE) -- Zoom Video Communications, Inc. (NASDAQ: ZM) today announced that it has appointed Lieutenant General Herbert Raymond “H.R.” McMaster as an independent director on Zoom’s Board of Directors, effective May 6, 2020, and hired Jonathan “Josh” Kallmer as its Head of Global Public Policy and Government Relations, effective May 26, 2020.

McMaster was the 26th assistant to the president for National Security Affairs. He served as a commissioned officer in the United States Army for 34 years before retiring as a Lieutenant General in June 2018. McMaster currently serves at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute, and a lecturer at the Graduate School of Business. He is a bestselling author and historian who writes and lectures on military and diplomatic history, national security, and leadership.

Kallmer was most recently Executive Vice President for Policy at the Information Technology Industry Council (ITI), leading efforts to influence policy development around the globe. Before joining ITI, Kallmer acted as counsel for Crowell & Moring LLP and Deputy Assistant U.S. Trade Representative for Investment.

“Zoom does significant good for our society, allowing people to connect and collaborate face-to-face from anywhere. This extraordinary capability is vital now more than ever,” said McMaster. “My goal is to help the company navigate rapid growth and assist in meeting Zoom’s commitment to becoming the world’s most secure video communications platform.”

“Zoom is an incredibly innovative company with a world-class team and culture,” said Kallmer. “I’m excited to join this team that shares my policy priorities of communicating honestly, building trust, and developing understanding of innovation and technology in governments around the world.”

“General McMaster is a welcome addition to our Board. During his decorated military career, he has built an expertise in leading through challenging situations and has demonstrated tremendous strength of character. His leadership will be invaluable as Zoom continues to enable people to connect on a global scale,” said Eric S. Yuan, CEO of Zoom. “We are also thrilled and fortunate that Josh will be joining Zoom to lead our government relations and public policy efforts. Josh's experience and perspective will be instrumental as Zoom continues to actively engage with stakeholders in Washington, D.C., and around the world to discuss Zoom's platform, policies, and commitments to our users, as well as other important industry-wide topics. My warmest welcome to you both!”

About Lieutenant General H.R. McMaster
Lieutenant General H.R. McMaster, U.S. Army, retired, has served as a member of the Zoom Board of Directors since May 2020. Since September 2018, he has served at Stanford University as the Fouad and Michelle Ajami Senior Fellow at the Hoover Institution, the Susan and Bernard Liautaud Fellow at the Freeman Spogli Institute, and as lecturer at the Graduate School of Business. He served as a commissioned officer in the United States Army for 34 years until his retirement in June 2018. From February 2017 to April 2018, McMaster was the 26th Assistant to the President for National Security Affairs. General McMaster holds a B.S. from the United States Military Academy at West Point and a M.A. and Ph.D. in History from the University of North Carolina at Chapel Hill.

Exhibit 99.1

About Jonathan Kallmer
Jonathan “Josh” S. Kallmer is Head of Global Public Policy and Government Relations for Zoom. Before joining Zoom, Kallmer was ITI’s executive vice president for policy, leading ITI’s efforts to influence policy developments around the globe in ways that enable innovation and economic growth, while supporting governments in achieving their public policy objectives. With a team of experienced professionals, he was responsible for crafting and executing policy strategies in every region of the world and on a wide range of issues.

Before joining ITI in 2015, Josh was counsel in the International Trade and International Dispute Resolution groups of Crowell & Moring LLP. Prior to Crowell & Moring, Josh served as Deputy Assistant U.S. Trade Representative for Investment. He co-chaired the United States’ bilateral investment treaty (BIT) program, was lead U.S. negotiator for several international investment agreements, and represented the Office of the U.S. Trade Representative (USTR) on the Committee on Foreign Investment in the United States (CFIUS). Prior to joining USTR, Josh was an associate in the Washington, D.C. office of Hogan & Hartson LLP, where he practiced in the areas of international litigation and arbitration and international trade. Josh speaks and writes frequently on technology and international economic policy issues. He graduated with honors from Stanford University and received his law degree, cum laude, from Georgetown University.

About Zoom
Zoom Video Communications, Inc. (NASDAQ: ZM) brings teams together to get more done in a frictionless video environment. Our easy, reliable, and innovative video-first unified communications platform provides video meetings, voice, webinars, and chat across desktops, phones, mobile devices, and conference room systems. Zoom helps enterprises create elevated experiences with leading business app integrations and developer tools to create customized workflows. Founded in 2011, Zoom is headquartered in San Jose, California, with offices around the world. Visit zoom.com and follow @zoom_us.

Zoom Press Relations
Colleen Rodriguez
Global Media Relations Lead
press@zoom.us

Zoom Investor Relations
Tom McCallum
Head of Investor Relations
408.675.6738
investors@zoom.us